UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     December 19, 2013 (December 16, 2013)

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32421	58-2342021
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Lexington Avenue, Suite 1718 New York, NY	10170
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(212) 201-2400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 30, 2013, Fusion Telecommunications International, Inc. and its recently-formed indirect subsidiary, Fusion BVX LLC (collectively, the "Company"), entered into an Asset Purchase and Sale Agreement (the “Agreement”) to acquire specified assets owned by BroadvoxGo! LLC and Cypress Communications, LLC (collectively, “Sellers”) and used in the operation of the cloud communications services segment of Sellers’ business (the “Acquired Business”). The Company also agreed to assume substantially all of the on-going liabilities of the Acquired Business incurred in the ordinary course of business.  The Agreement was amended on November 15, 2013 (the “First Amendment”). The Company’s execution of the Agreement and the First Amendment were previously reported in the Company’s Current Reports on Form 8-K and 8-K/A dated September 4, 2013 and November 21, 2013, respectively.

Effective as of December 16, 2013, the Company and Sellers entered into a further amendment to the Agreement (the “Second Amendment”), primarily to (i) increase the amount of the good faith deposit, which is being held by the Sellers for refund to the Company only under certain limited circumstances, from $300,000 to $1,000,000; and (ii) change the Outside Closing Date, as defined in the Second Amendment, from December 16, 2013 to December 31, 2013.  The Company also agreed with Sellers (iii) to remove certain of the conditions precedent to closing contained in the Agreement that have been complied with to the Company’s satisfaction; and (iv) to recognize the conversion of Fusion Broadvox Acquisition Corp., a Delaware corporation, into Fusion BVX LLC, a Delaware limited liability company, and the succession of Fusion BVX LLC to the rights and obligations of Fusion Broadvox Acquisition Corp. under the Agreement.

Consummation of the transactions contemplated by the Agreement remains subject to the satisfaction of certain conditions precedent, including, but not limited to, receipt by the Company of sufficient funding to pay the purchase price and provide for reasonable post-acquisition working capital requirements, as well as other negotiated and customary conditions of closing.  Consummation also remains subject to mutual agreement of the parties to the terms of a series of agreements relating to post-closing matters such as (a) certain transition services to be provided to the Company by Sellers, (b) the shared use of certain equipment and systems of Sellers on a transition basis and (c) the Company’s use of certain intellectual property of Sellers on a transition basis.

While the Agreement, as amended, contemplates that a closing of the sale of the Acquired Business will take place no later than December 31, 2013, the conditions precedent to closing are such that there can be no assurance that the Company will complete its acquisition of the Acquired Business in that time or at all.

The foregoing description of the Second Amendment contained in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the Second Amendment to the Asset Purchase and Sale Agreement, a copy of which is filed herewith as Exhibit 10.80, and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation.

On December 16, 2013, the Company and its subsidiaries entered into a Third Amendment (the “Amendment”) to the Securities Purchase Agreement and Security Agreement (the “SPA”) with Praesidian Capital Opportunity Fund III, L.P., Praesidian Capital Opportunity Fund III-A, L.P. and Plexus Fund II, LP (collectively, the "Lenders").  Under the Amendment, the Company sold senior secured Series C Notes in the aggregate principal amount of $500,000 (the “Series C Notes”) to the Lenders, and paid the Lenders a transaction fee of $10,000.

The Series C Notes bear interest, payable monthly, at a rate of 11.15% per annum and mature on September 30, 2017.  In addition, the Amendment requires the Company to (a) make additional principal payments on the Series A Notes that were previously sold to the Lenders under the SPA in the amount of $250,000 on each of January 31, 2014 and February 28, 2014; and (b) receive net proceeds from the sale of its equity securities of at least $500,000 no later than January 31, 2014.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.80
Second Amendment to the Asset Purchase and Sale Agreement dated as of December 16, 2013 by and among Fusion Telecommunications International, Inc., Fusion BVX LLC, Broadvox GO! LLC and Cypress Communications LLC.

10.81
Third Amendment to Securities Purchase Agreement and Security Agreement by and among Fusion NBS Acquisition Corp, Fusion Telecommunications International, Inc., Network Billing Systems, LLC, Praesidian Capital Opportunity Fund III, L.P., Praesidian Capital Opportunity Fund III-A, L.P. and Plexus Fund II, LP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report on Form 8-K/A to be signed on its behalf by the undersigned thereunto duly authorized.

Fusion Telecommunications International, Inc.

	By:	/s/ Gordon Hutchins, Jr.
Gordon Hutchins, Jr.
December 19, 2013		as President, Chief Operating Officer and Acting Chief Financial Officer